Exhibit 10.2

MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of August 10, 2026 among HarbourVest Partners L.P., a Delaware limited partnership (the “Management Company”), HarbourVest GP LLC, a Delaware limited liability company (the “General Partner”), and HarbourVest Private Equity Secondaries Fund L.P., a Delaware limited partnership (the “Partnership”) and amends and restates in its entirety the Management Agreement among the Management Company, the General Partner and the Partnership dated March 13, 2026. All capitalized terms not defined herein shall have the meanings set forth in the Partnership Agreement (defined below).

W I T N E S S E T H:

WHEREAS, the Partnership has been formed to make investments in accordance with the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of August 10, 2026, as amended from time to time (the “Partnership Agreement”);

WHEREAS, the Partnership desires to appoint the Management Company to provide portfolio management and administrative services for the Partnership; and

WHEREAS, the Management Company desires to render such services to the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Partnership, the General Partner and the Management Company agree as follows:

1. Services and Duties.

(a) To the extent permitted under the Partnership Agreement, the General Partner hereby engages and delegates the powers of the General Partner to the Management Company, and the Management Company hereby agrees, as an independent contractor, to accept such delegation and to assist the General Partner in the performance of its duties under the Partnership Agreement. The duties of the Management Company, subject to the supervision of the General Partner and to the terms of the Partnership Agreement, shall include, but shall not be limited to, the following: (i) maintaining the books and records of the Partnership; (ii) providing office space to the Partnership and the General Partner; (iii) screening and evaluating promising investment proposals and submitting such proposals to the Partnership; (iv) assisting the General Partner in transactions in which the Partnership makes investments; and (v) monitoring the Portfolio Investments; in each case if and to the extent requested by the General Partner.

(b) It is expressly understood that the management and the conduct of the activities of the Partnership shall remain the sole responsibility of the General Partner and that all decisions relating to the selection and disposition of the Partnership’s investments shall be made exclusively by the General Partner.

(c) In discharging any of its duties under this Agreement, the Management Company may utilize the services of attorneys, accountants, consultants, investment bankers, brokers, appraisers and others.

(d) The general partner of the Management Company is registered as an investment adviser under the Advisers Act and the General Partner, on behalf of the Partnership, acknowledges that the books and records of the Partnership may be viewed by the U.S. Securities and Exchange Commission (the “SEC”) as books and records of the general partner of the Management Company and subject to examination by the SEC. The General Partner, on behalf of the Partnership, also acknowledges that the Management Company may be required to provide the SEC and other regulatory bodies, including self-regulatory organizations, with copies of the Partnership’s books and records and periodic reports concerning the affairs of the Partnership.

2. Management Fee. The Partnership shall pay the Management Company a quarterly management fee (the “Management Fee”) as set forth in the Partnership Agreement.

3. Management Company Expenses; Partnership Expenses.

(a) During the term of the Partnership, the Management Company or its designee shall bear and pay the cost of all of the following management expenses (“Management Company Expenses”):

(i) subject to the last sentence in this Section 3(a), payroll and other costs of management, administrative and clerical personnel, including but not limited to, salaries, wages, payroll taxes, bonuses, cost of employee benefit plans and temporary office help expense;

(ii) insurance premiums and fees (except for premiums or fees for directors’ and officers’ liability insurance and other insurance protecting the Partnership or any Indemnitee from liabilities in connection with the affairs of the Partnership);

(iii) rent, utilities, telephone, office supplies and other office expenses; and

(iv) other similar routine administrative expenses.

Notwithstanding, the foregoing, Management Company Expenses will not include expenses associated with Insourced Services (defined below) and expenses described in Section 3(b)(xv).

(b) Except as herein expressly otherwise provided, the Partnership shall bear and pay its share of all reasonable expenses of the Fund (“Partnership Expenses”) including, without limitation, the following:

(i) the Partnership’s share of all Organizational Expenses;

(ii) legal, accounting, regulatory (including expenses incurred in connection with certain filings and registrations), compliance, administrator, consulting (including expert network and media consultants), valuation, custodial, depositary, auditing (including fees charged by an independent auditor in connection with in-kind subscriptions or redemptions), costs associated with any regulatory audit, investigation, settlement or review of any entity of the fund, costs incurred with any action, suit or proceeding of any kind of nature, transfer agency, third-party director, administrator and Limited Partner onboarding and servicing, banking and other external professional fees and expenses, but excluding, for the avoidance of doubt, the costs of the Management Company’s and its Affiliates’ general compliance with the Advisers Act, such as preparation and updating of Form ADV;

(iii) out-of-pocket costs of evaluating and sourcing potential Portfolio Investments (whether consummated or unconsummated) or Temporary Investments (including expenses related to meetings or conferences hosted or attended by the Management Company, its Affiliates or any of their respective employees to source investments, attendance at industry conferences and trade association memberships, and, in the case of unconsummated investments, broken-deal expenses, including break-up fees) and of making, monitoring, holding or selling Portfolio Investments (including, without limitation, expenses relating to risk assessment, due diligence or ongoing monitoring of potential and existing Portfolio Investments, including the environmental, social and governance risks related thereto) and Temporary Investments, including expenses related to the organization, maintenance or dissolution of any entity (including intermediate entities) used to acquire, hold or dispose of any Portfolio Investment or otherwise facilitate the Fund’s investment activities, record-keeping expenses, travel, hotel accommodations, meals and entertainment expenses (collectively, “Travel Expenses,” and which include expenses for first class or equivalent travel and have in the past and may in the future include the cost of non-commercial air travel), consulting fees and expenses and any finders, placement, brokerage or other similar fees and expenses;

(iv) expenses associated with the preparation of the Fund’s financial statements and tax returns, and the representation of the Fund or the Partners in tax matters and preparation of tax forms and the Fund’s Information Reporting Regime compliance;

(v) out-of-pocket costs (including Travel Expenses) of meeting with and reporting to the Limited Partners, including expenses incurred in connection with the Fund’s periodic and annual meetings (including Travel Expenses of the representatives of Limited Partners, employees of the Management Company or its Affiliates, speakers and vendors);

(vi) except as otherwise provided in Section 5.3 of the Partnership Agreement, any taxes, fees or other governmental charges levied against the Fund or its income or assets or in connection with its business or operations;

(vii) Independent Directors’ compensation and expenses, including expenses relating to the meetings and activities of the Board (including venue, food and beverage, travel and accommodation expenses (and any cancellation fees associated with any of the foregoing)), and fees, costs and expenses associated with any legal counsel or other third-party service providers, or advisors retained by, at the direction of or for the benefit of the Board);

(viii) costs and expenses (including any legal or other professional expenses) incurred in connection with the formation and operation of the General Partner;

(ix) the Management Fee and the Incentive Fee;

(x) interest on, and fees and expenses related to or arising from, any incurrence of indebtedness, including any credit facilities (or guarantees of indebtedness) or hedging activities of the Fund;

(xi) premiums or fees for directors’ and officers’ liability insurance and other insurance protecting the Fund or any Indemnitee from liabilities in connection with the affairs of the Fund;

(xii) expenses incurred in connection with complying with provisions in side letters;

(xiii) fees paid to locally licensed intermediaries or distributors required to be engaged as a result of one or more Limited Partners or limited partners of the Parallel Funds (or any feeder fund of the Partnership or a Parallel Fund) being domiciled in, or otherwise affiliated with, a particular jurisdiction;

(xiv) amounts charged to the Fund for certain reporting, legal, tax, valuation, accounting and general administrative services provided by employees of the Management Company or its affiliates in connection with the Fund’s operations, including, but not limited to, services related to maintaining capital accounts and other books and records, preparing and issuing financial statements, reports and statements, annual audits, compliance with tax matters, conducting anti-money laundering, sanctions and anti-corruption related due diligence, monitoring and administration with respect to investors in connection with their investment in the Fund and the Fund’s investments, preparation and delivery of capital call and distribution notices, other periodic and episodic investor communications and notices, portfolio reporting and similar investor services and treasury services (“Insourced Services”);

(xv) the Fund’s allocable share of salaries, wages, payroll taxes, bonuses and cost of employee benefit plans for employees of the Management Company and its Affiliates (collectively, “Employee Expenses”) providing legal, compliance (including, without limitation, know-your-investment, anti-money laundering, sanctions and anti-corruption related due diligence) or tax advisory or tax structuring services in connection with the Fund’s portfolio investments, including the execution, ongoing monitoring, holding and disposition of portfolio investments, where the Fund would otherwise bear any external fees, costs and expenses for such services as pursuant to Section 3(b);

(xvi) fees, costs and expenses (including the costs of any professional service providers) related to procuring, developing, implementing, maintaining, updating or transitioning information technology, data subscription and license-based services, research publications, hardware/software and other technology fees, costs and expenses relating to researching, identifying, investigating (and conducting due diligence with respect to), evaluating, monitoring, valuing, or obtaining market data in respect of, potential or existing portfolio investments (including license fees and maintenance costs for workflow technology that facilitates the closing of investments), managing allocations of investments between the Fund and Other HarbourVest Entities and accounts, investor reporting (including costs relating to the provision of access to such information and other Limited Partner communications, including through a web portal), regulatory compliance, the monitoring and administration of indebtedness, hedging activities and treasury activities and other activities of, and services provided to, the Fund as described in this Section 3(b), including the Employee Expenses of HarbourVest IT professional personnel engaged in such services;

(xvii) expenses incurred in connection with transfers or registration of Units;

(xviii) expenses relating to ongoing administrative, governance and compliance services necessary for the operation of the Fund (including, without limitation, expenses relating to the preparation and filing of Form PF, Exchange Act reports, filings (including tender offer filings) and registration statements (including Form 10), reports and notices to be filed with the U.S. Commodity Futures Trading Commission, reports, filings, disclosures and notices prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities and any related regulations, or the laws and/or regulations of jurisdictions in which the Partnership engages in activities and/or any other regulatory filings, notices or disclosures of the Management Company and/or its affiliates relating to the Fund and their activities, and preparing materials and coordinating meetings of the Board of Directors; and

(xix) all other costs and expenses of the Fund, the Management Company or its Affiliates in connection with the Partnership Agreement other than Management Company Expenses, such as costs of litigation or other matters that are the subject of indemnification pursuant to Article 8 of the Partnership Agreement and costs of winding-up and liquidating the Fund; and

(xx) in the case of each of the foregoing items in clauses (i) through (xix) above, all similar items in connection with any Alternative Vehicles, Portfolio Entities, or other entities in which or through which the Fund invests, to the extent not borne by such entities.

“Organizational Expenses” means all fees, costs and out-of-pocket expenses (including any legal and other professional fees and expenses and platform fees and expenses paid to placement agents and other financial intermediaries reimbursed or otherwise borne by the Fund) incurred by the Fund, the Management Company or its affiliates in connection with the formation of, and direct and indirect offering and distribution of interests in, the Fund (including all or a portion of such amounts in respect of the Fund and the development, formation and operation of investment vehicles (including, for the avoidance of doubt, actual or prospective feeder vehicles even if any such feeder vehicle does not admit investors) established to facilitate the investment by certain investors indirectly in the Fund, as well as master funds in which the Partnership or a Parallel Fund invests as a feeder fund or other vehicles through which the Partnership or a Parallel Fund makes or holds investments) and the respective general partners or equivalent (if not a partnership) of such entities, the incorporation and registration of such entities, related regulatory filings (such as Form PF and others), any related taxes, the offering and distribution of the interests therein (including jurisdictional legal and tax advice, preparation of disclosures, notifications, translations, publications (including without limitation on a website for regulatory, commercial or other purposes) and registrations for marketing required in various jurisdictions and for certain investors, negotiation of distribution arrangements, any cost relating to the initial seed asset contribution (including without limitation, advice, structuring and the cost of issuing a valuation report), for the avoidance of doubt, out-of-pocket costs and expenses (including without limitation, Travel Expenses) related to meeting with prospective and actual Limited Partners or distributors or placement agents.

Certain or all Organizational Expenses may be amortized, in the General Partner’s sole and absolute discretion, for up to a 60-month period beginning from the Initial Closing Date for purposes of calculating the Fund’s Net Asset Value, although U.S. generally accepted accounting principles require organizational expenses to be expensed when incurred.

Partnership Expenses may be aggregated and allocated between the Partnership and the Parallel Funds based on the relative Net Asset Value of the Partnership and each Parallel Fund, respectively, at the time of such allocation ,unless the General Partner determines in good faith that a different share is appropriate. Partnership Expenses allocated to the Partnership will generally be borne by the Partners pro rata based on Percentage Interests, unless the General Partner determines in good faith that a different share is appropriate.

(c) To the extent that the Management Company or its Affiliates (i) pays or otherwise bears the costs of any Partnership Expenses or (ii) advances amounts to the Partnership on a temporary basis pursuant to Section 6.1 of the Partnership Agreement, the Partnership shall reimburse the Management Company or such Affiliate for the same.

4. Duration and Termination. This Agreement may be terminated (a) by the Partnership at any time after 90 days’ written notice to the Management Company without the payment of any penalty by the General Partner or the Partnership, (b) by the Management Company after 90 days’ written notice to the General Partner, without the payment of any penalty by the Management Company, or (c) by the Management Company or the Partnership immediately upon notice to the other, without payment of penalty by the Management Company or the Partnership, as the case may be, if the General Partner for any reason is no longer the general partner of the Partnership. Upon termination of this Agreement, the Management Company shall repay to the Partnership or to a replacement manager, as directed by the General Partner, the unearned portion (computed on the basis of the number of days elapsed), if any, of any Management Fees previously paid to the Management Company.

5. Miscellaneous.

(a) Services Not Exclusive. The services of the Management Company are not exclusive to the General Partner and the Partnership. The Management Company and any partner, employee or agent of the Management Company may, to the extent not prohibited by the Partnership Agreement, render similar services to others and engage in additional activities so long as the Management Company performs its obligations hereunder. The Management Company may give advice and take action with respect to other funds or clients, or for its own account, that may differ from the advice or the timing or nature of action taken with respect to the Partnership.

(b) Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION; provided, however, that nothing contained in this Agreement shall be construed in any manner as inconsistent with the Advisers Act. Each of the parties hereto agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally confirms and agrees (A) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (B) that, to the fullest extent permitted by law, service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to this clause (B) shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(c) Successors and Assignees. To the fullest extent permitted by law, no assignment (as such term is defined in the Advisers Act) of this Agreement may be made by any party to this Agreement without the prior consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon the parties and their respective successors and permitted assignees. The Management Company shall notify the Partnership of any change in the members of the general partner of the Management Company within a reasonable time after such change.

(d) Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(e) Entire Agreement. This Agreement and the Partnership Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

(f) Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof or affect the interpretation thereof.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

(h) Waiver. No waiver of the provisions of this Agreement shall be valid unless in writing and signed by the party to be bound. To the fullest extent permitted by law, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

(i) Conflicts. The Partnership Agreement shall govern in the event of any conflict, ambiguity or inconsistency between this Agreement and the Partnership Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives hereunto duly authorized as of the date first above written.

MANAGEMENT COMPANY:

HarbourVest Partners L.P.

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Matthew Dowgert
Name: Matthew Dowgert
Title: Managing Director

GENERAL PARTNER:

HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Matthew Dowgert
Name: Matthew Dowgert
Title: Managing Director

PARTNERSHIP:

HarbourVest Private Equity Secondaries Fund L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Matthew Dowgert
Name: Matthew Dowgert
Title: Managing Director